SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

Zhongpin Inc.
(Name of Issuer)

COMMON STOCK, PAR VALUE $0.001 per share
(Title of Class of Securities)

98952K107
(CUSIP Number)

September 21, 2010
(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

(Continued on following pages)
(Page 1 of 21 Pages)

CUSIP No. 98952K107	13G	Page 2 of 21 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) TPG-Axon Capital Management, LP ("TPG-Axon Management")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,800,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,800,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,800,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.18%
12	TYPE OF REPORTING PERSON** PN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 98952K107	13G	Page 3 of 21 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) TPG-Axon Partners GP, LP ("PartnersGP")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,800,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,800,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,800,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.18%
12	TYPE OF REPORTING PERSON** PN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 98952K107	13G	Page 4 of 21 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) TPG-Axon GP, LLC ("GPLLC")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,800,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,800,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,800,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.18%
12	TYPE OF REPORTING PERSON** OO

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 98952K107	13G	Page 5 of 21 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) TPG-Axon Partners, LP ("TPG-Axon Domestic")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 698,922 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 698,922 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 698,922 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.01%
12	TYPE OF REPORTING PERSON** PN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 98952K107	13G	Page 6 of 21 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) TPG-Axon Partners (Offshore), Ltd. ("TPG-Axon Offshore")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,101,078 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,101,078 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,101,078 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.17%
12	TYPE OF REPORTING PERSON** CO

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 98952K107	13G	Page 7 of 21 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) TPG-Axon International, LP ("TPG-Axon International")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,101,078 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,101,078 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,101,078 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.17%
12	TYPE OF REPORTING PERSON** PN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 98952K107	13G	Page 8 of 21 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) TPG-Axon International GP, LLC ("InternationalGP")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,101,078 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,101,078 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,101,078 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.17%
12	TYPE OF REPORTING PERSON** OO

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 98952K107	13G	Page 9 of 21 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Dinakar Singh LLC ("Singh LLC")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,800,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,800,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,800,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.18%
12	TYPE OF REPORTING PERSON** OO
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 98952K107	13G	Page 10 of 21 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Dinakar Singh ("Mr. Singh")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,800,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,800,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,800,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.18%
12	TYPE OF REPORTING PERSON** IN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 98952K107	13G	Page 11 of 21 Pages

Item 1 .

(a)	NAME OF ISSUER: Zhongpin Inc

(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

21 Changshe Road
Changge City, Henan Province
People's Republic of China 461500

Item 2.

2(a)	NAME OF PERSON FILING:

This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

(i)
TPG-Axon Capital Management, LP ("TPG-Axon Management"), a Delaware limited partnership, with respect to the Shares reported in this Schedule 13G held by TPG-Axon Partners, LP ("TPG-Axon Domestic") and TPG-Axon International, LP. ("TPG-Axon International," and together with TPG-Axon Domestic, the "Funds")..

(ii)
TPG-Axon Partners GP, LP ("PartnersGP"), a Delaware limited partnership, which serves as the general partner of TPG-Axon Domestic and InternationalGP, with respect to the Shares reported in this Schedule 13G managed by TPG-Axon Management and held by the Funds.

(iii)
TPG-Axon GP, LLC ("GPLLC"), a Delaware limited liability company, which serves as the general partner of TPG-Axon Management and PartnersGP, with respect to the Shares reported in this Schedule 13G managed by TPG-Axon Management and held by the Funds.

(iv) TPG-Axon Domestic, a Delaware limited partnership, with respect to the Shares reported in this Schedule 13G directly held by it.

(v)
TPG-Axon Partners (Offshore), Ltd. ("TPG-Axon Offshore"), a Cayman Islands exempted company, with respect to the Shares reported in this Schedule 13G indirectly held by it through its subsidiary, TPG-Axon International.

(vi) TPG-Axon International, a Cayman Islands exempted limited partnership, with respect to the Shares reported in this Schedule 13G directly held by it.

(vii)
TPG-Axon International GP, LLC ("InternationalGP"), a Delaware limited liability company, which serves as the general partner of TPG-Axon International, with respect to the Shares reported in this Schedule 13G managed by TPG-Axon Management and held by the Funds.

CUSIP No. 98952K107	13G	Page 12 of 21 Pages

(viii)
Dinakar Singh LLC ("Singh LLC"), a Delaware limited liability company which serves as the managing member of GPLLC, with respect to the Shares reported in this Schedule 13G managed by TPG-Axon Management and held by the Funds.

(iv)
Dinakar Singh ("Mr. Singh"), an individual who serves as the managing member of Singh LLC, with respect to the Shares reported in this Schedule 13G managed by TPG-Axon Management and held by the Funds.

(b)	ADDRESS OF PRINCIPAL OFFICE:

(All, except TPG-Axon Offshore and TPG-Axon International)

888 Seventh Avenue	c/o Goldman Sachs (Cayman) Trust Limited
38th Floor	PO Box 896GT, Harbour Centre, 2nd Floor
New York, New York 10019	George Town, Grand Cayman
Cayman Islands, BWI

TPG-Axon Offshore and TPG-Axon International

c/o Walkers Corporate Services Limited 87 Mary Street, George Town Grand Cayman KY1-9005 Cayman Islands

(c)
Citizenship: Delaware (all, except TPG-Axon Offshore, TPG-Axon International and Mr. Singh); TPG-Axon Offshore: Cayman Islands; TPG-Axon International: Cayman Islands; Mr. Singh is a United States citizen.

(d)	Title of Class of Securities: Common Stock, par value $0.001 per share (the "Shares")

(e)	CUSIP Number: 98952K107

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15U.S.C. 78c).
(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e)	☐	An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).

CUSIP No. 98952K107	13G	Page 13 of 21 Pages

(f)	☐	An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).
(g)	☐	A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
(j)	☐	Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box: ☒

Item 4.	OWNERSHIP.

TPG-Axon Management, as investment manager to TPG-Axon Domestic, TPG-Axon Offshore and TPG-Axon International, has the power to direct the disposition and voting of the Shares held by TPG-Axon Domestic and TPG-Axon International.  PartnersGP is the general partner of TPG-Axon Domestic and InternationalGP.  GPLLC is the general partner of PartnersGP and TPG-Axon Management.  Singh LLC is a Managing Member of GPLLC.  Mr. Singh, an individual, is the Managing Member of Singh LLC and in such capacity may be deemed to control Singh LLC, GPLLC and TPG-Axon Management, and therefore may be deemed the beneficial owner of the securities held by TPG-Axon Domestic and TPG-Axon International.

Each of Singh LLC, GPLLC, PartnersGP, InternationalGP, TPG-Axon Offshore and Mr. Singh disclaim beneficial ownership of all of the shares of Common Stock reported in this 13G.

A.	TPG-Axon Management
	(a)	Amount beneficially owned: 1,800,000 shares of Common Stock
	(b)	Percent of class: 5.18%*

(*All percentages of beneficial ownership reported in this Schedule 13G are based on the 34,725,104 outstanding shares of Common Stock reported in the Issuer's form 10Q for the quarterly period ended June 30, 2010.)

	(c)	(i)	Sole power to vote or direct the vote:
0
		(ii)	Shared power to vote or direct the vote:
1,800,000 shares of Common Stock
		(iii)	Sole power to dispose or direct the disposition:
0
		(iv)	Shared power to dispose or direct the disposition of:
1,800,000 shares of Common Stock

CUSIP No. 98952K107	13G	Page 14 of 21 Pages

B.	PartnersGP
	(a)	Amount beneficially owned: 1,800,000 shares of Common Stock
	(b)	Percent of class: 5.18%*
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote:
0
		(ii)	Shared power to vote or to direct the vote:
1,800,000 shares of Common Stock
		(iii)	Sole power to dispose or to direct the disposition of:
0
		(iv)	Shared power to dispose or to direct the disposition of:
1,800,000 shares of Common Stock

C.	GPLLC
	(a)	Amount beneficially owned: 1,800,000 shares of Common Stock
	(b)	Percent of class: 5.18%*
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote:
0
		(ii)	Shared power to vote or to direct the vote:
1,800,000 shares of Common Stock
		(iii)	Sole power to dispose or to direct the disposition of:
0
		(iv)	Shared power to dispose or to direct the disposition of:
1,800,000 shares of Common Stock

D.	TPG-Axon Domestic
	(a)	Amount beneficially owned: 698,922 shares of Common Stock
	(b)	Percent of class: 2.01%*
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote:
0
		(ii)	Shared power to vote or to direct the vote:
698,922 shares of Common Stock
		(iii)	Sole power to dispose or to direct the disposition of:
0
		(iv)	Shared power to dispose or to direct the disposition of:
698,922 shares of Common Stock

E.	TPG-Axon Offshore
	(a)	Amount beneficially owned: 1,101,078 shares of Common Stock
	(b)	Percent of class: 3.17%*
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote:
0
		(ii)	Shared power to vote or to direct the vote:
1,101,078 shares of Common Stock
		(iii)	Sole power to dispose or to direct the disposition of:
0
		(iv)	Shared power to dispose or to direct the disposition of:
1,101,078 shares of Common Stock

CUSIP No. 98952K107	13G	Page 15 of 21 Pages

F.	TPG-Axon International
	(a)	Amount beneficially owned: 1,101,078 shares of Common Stock
	(b)	Percent of class: 3.17%*
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote:
0
		(ii)	Shared power to vote or to direct the vote:
1,101,078 shares of Common Stock
		(iii)	Sole power to dispose or to direct the disposition of:
0
		(iv)	Shared power to dispose or to direct the disposition of:
1,101,078 shares of Common Stock

G.	InternationalGP
	(a)	Amount beneficially owned: 1,101,078 shares of Common Stock
	(b)	Percent of class: 3.17%*
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote:
0
		(ii)	Shared power to vote or to direct the vote:
1,101,078 shares of Common Stock
		(iii)	Sole power to dispose or to direct the disposition of:
0
		(iv)	Shared power to dispose or to direct the disposition of:
1,101,078 shares of Common Stock

H.	Singh LLC
	(a)	Amount beneficially owned: 1,800,000 shares of Common Stock
	(b)	Percent of class: 5.18%*
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote:
0
		(ii)	Shared power to vote or to direct the vote:
1,800,000 shares of Common Stock
		(iii)	Sole power to dispose or to direct the disposition of:
0
		(iv)	Shared power to dispose or to direct the disposition of:
1,800,000 shares of Common Stock

I.	Mr. Singh
	(a)	Amount beneficially owned: 1,800,000 shares of Common Stock
	(b)	Percent of class: 5.18%*
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote:
0
		(ii)	Shared power to vote or to direct the vote:
1,800,000 shares of Common Stock
		(iii)	Sole power to dispose or to direct the disposition of:
0
		(iv)	Shared power to dispose or to direct the disposition of:
1,800,000 shares of Common Stock

CUSIP No. 98952K107	13G	Page 16 of 21 Pages

Item 5.
OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS. IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN 5 PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [  ].

Not applicable.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

See Item 4.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable

Item 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable

Item 10.	CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 98952K107	13G	Page 17 of 21 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  September 23, 2010

TPG-Axon Capital Management, LP
By:	TPG-Axon GP, LLC, general partner

By:	/s/ Dinakar Singh
Dinakar Singh
Chief Executive Officer

TPG-Axon Partners GP, LP
By:	TPG-Axon GP, LLC, general partner

By:	/s/ Dinakar Singh
Dinakar Singh
Chief Executive Officer

TPG-Axon GP, LLC

By:	/s/ Dinakar Singh
Dinakar Singh
Chief Executive Officer

TPG-Axon Partners, LP
By:	TPG-Axon Partners GP, LP, general partner
By:	TPG-Axon GP, LLC, general partner

By:	/s/ Dinakar Singh
Dinakar Singh
Chief Executive Officer

TPG-Axon Partners (Offshore), Ltd.

By:	/s/ Dinakar Singh
Dinakar Singh
Director

CUSIP No. 98952K107	13G	Page 18 of 21 Pages

TPG-Axon Partners International, LP
By: TPG-Axon International GP, LLC

By:	/s/ Dinakar Singh
Dinakar Singh
Chief Executive Officer

TPG-Axon International GP, LLC

By:	/s/ Dinakar Singh
Dinakar Singh
Chief Executive Officer

Dinakar Singh LLC

By:	/s/ Dinakar Singh
Dinakar Singh
Managing Member

/s/ Dinakar Singh
Dinakar Singh

CUSIP No. 98952K107	13G	Page 19 of 21 Pages

LIST OF EXHIBITS

TO SCHEDULE 13G

Page

1.	Agreement to Make Joint Filing	20

CUSIP No. 98952K107	13G	Page 20 of 21 Pages

EXHIBIT 1

AGREEMENT TO MAKE JOINT FILING

Each of the undersigned acknowledges and agrees that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

DATED:  September 23, 2010

TPG-Axon Capital Management, LP
By: TPG-Axon GP, LLC, general partner

By:	/s/ Dinakar Singh
Dinakar Singh
Chief Executive Officer

TPG-Axon Partners GP, LP
By:	TPG-Axon GP, LLC, general partner

By:	/s/ Dinakar Singh
Dinakar Singh
Chief Executive Officer

TPG-Axon GP, LLC

By:	/s/ Dinakar Singh
Dinakar Singh
Chief Executive Officer

CUSIP No. 98952K107	13G	Page 21 of 21 Pages

TPG-Axon Partners, LP
By:	TPG-Axon Partners GP, LP, general partner
By:	TPG-Axon GP, LLC, general partner

By:	/s/ Dinakar Singh
Dinakar Singh
Chief Executive Officer

TPG-Axon Partners (Offshore), Ltd.

By:	/s/ Dinakar Singh
Dinakar Singh
Director

TPG-Axon Partners International, LP
By: TPG-Axon International GP, LLC

By:	/s/ Dinakar Singh
Dinakar Singh
Chief Executive Officer

TPG-Axon International GP, LLC

By:	/s/ Dinakar Singh
Dinakar Singh
Chief Executive Officer

Dinakar Singh LLC

By:	/s/ Dinakar Singh
Dinakar Singh
Managing Member

/s/ Dinakar Singh
Dinakar Singh